AMENDMENT #1 to OPTION AGREEMENT – SILVER DISTRICT PROPERTY

THIS AMENDMENT #1 made effective this 20th day of August, 2013 (the “Effective Date”).

BETWEEN:

MAGELLAN GOLD CORPORATION, a Nevada company with an office at c/o Richard Harris, 6121 Lakeside Drive, Suite 260, Reno, Nevada 89511 (the “Optionee”)

AND:

COLUMBUS SILVER (U.S.) CORPORATION, a Nevada company with an office located at 573 E. Second Street, Reno, Nevada, 89502 (the “Optionor”)

WHEREAS:

A.

The Optionor and the Optionee are parties to that certain Option Agreement – Silver District Property dated effective August 28, 2012, a copy of which is attached hereto as Exhibit “A” (the “Agreement”);

B.

The Agreement requires various Payments and Obligations to be paid by the Optionee to the Optionor on certain dates; and

C.

The parties are desirous of extending certain of the deadlines for the aforementioned Payments and making certain of the Obligations mandatory, on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual covenants herein set forth herein, the receipt and sufficiency of all of the foregoing being acknowledged by the parties hereto, the parties hereto do hereby mutually covenant and agree as follows:

1.

DEFINITIONS

1.1.

Terms not Defined Herein. Capitalized terms used but not defined in this Amendment #1 will have the meaning(s) ascribed thereto in the Agreement.

2.

AMENDMENTS TO AGREEMENT

2.1.

Amendment of Option Period. Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Term of Option. The Option shall remain in force during the term of this Agreement, from the date hereof to and including the date of exercise of the Option, termination of this Agreement, or January 1, 2016, whichever comes first (the “Option Period”).”

2.2.

Amendment of Certain Payment Dates.

(a)

Subsections 2.1(a)(iii) and 2.1(a)(iv) of the Agreement are hereby deleted and replaced by the following Subsections 2.1(a)(iii) and 2.1(a)(iv):

“2.1(a)(iii) $400,000 on or before December 31, 2014; and

2.1(a)(iv) $500,000 on or before December 31, 2015.”

2.3.

Obligations Mandatory in 2013 and 2014. In consideration of the above amendments, the Optionee agrees that, regardless of whether or when the Agreement is terminated, it will pay to the Optionor the full amount of all Obligations that come due in 2013 or 2014, and such payments will be mandatory and may not be avoided by the Optionee either due to the operation or termination of the Agreement or otherwise. For greater certainty, the Optionee will:

(i)

pay to the Optionor all mining claim maintenance and rental fees that would be otherwise due to the appropriate government agency or agencies including without limitation the Arizona Bureau of Land Management during 2013 or 2014 in order to keep the Property in good standing, and the Optionee must make these payments to the Optionor no later than 30 days before the due date on which such payments are required to be paid to such appropriate government agency or agencies in order to keep the Property in good standing; and

(ii)

pay to the Optionor all amounts of money that would be otherwise due and payable to the other party or parties to the Underlying Agreements during 2013 or 2014 in order to keep such agreements in good standing, including without limitation lease and rent payments, royalty and advance royalty payments, and option payments, and the Optionee must make these payments to the Optionor no later than 30 days before the due date on which such payments are required to be paid to such other party or parties under the Underlying Agreements; and

(iii)

promptly complete any and all notice and recording requirements in connection with the Agreement or the Underlying Agreements:

2.4.

Amendment to Section 8.5(c). Section 8.5(c) of the Agreement is hereby deleted in its entirety and replaced with the following Section 8.5(c):

“8.5(c) complete any Obligations that come due at any time in 2013 or 2014, and in addition to the foregoing will also complete any Obligations that are due within thirty (30) days prior to the date of termination.”

2.5.

No Other Changes. Except as set out above, the Agreement remains unamended and is in full force and effect.

2.6.

Disclosure. Subject to the requirements of applicable laws, any news release of either party hereto relating to this Amendment #1 will be provided to the other party not less than twenty-fours in advance of its release, and the originating party will use its reasonable best efforts to accept comments thereto in order to bring the form and content thereof to the standards required by each party.

3.

REPRESENTATIONS AND WARRANTIES

3.1.

Representations and Warranties. The Optionee and the Optionor each represents and warrants to the other that it has full capacity and authorization to enter into this Amendment #1, and its performance of this Amendment #1 will not conflict with or result in breach of any covenants or agreements contained in, or constitute a default under or result in the creation of any encumbrance on the provisions of any agreement to which it is a party or by which it may be bound or to which it may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound or, to its knowledge, any statute or regulation applicable thereto.

4.

GENERAL

4.1.

Governing Law & Jurisdiction. This Amendment#1, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the State of Nevada.

4.2.

Further Assurances. The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Amendment #1.

4.3.

Time Is Of The Essence. Time is of the essence in this Amendment #1.

4.4.

Counterparts. This Amendment #1 may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart. A fax transcribed copy or photocopy of this Amendment #1 executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

COLUMBUS SILVER (U.S.) CORPORATION ___/s/ Robert Giustra ____________ Robert Giustra, President	MAGELLAN GOLD CORPORATION ___/s/ John Power ____________________ John Power, President and CEO